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                                                                    Exhibit 23.3

Consent of Independent Auditors

As independent public accountants, we consent to incorporation in this Form 8-K and to incorporation by reference in Form S-3 of Radio One, Inc., of our report dated February 1, 1999 relating to the Consolidated Financial Statements of Blue Chip Broadcast Company and subsidiary as of and for the year ended December 31, 1998.


/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
April 9, 2001